Exhibit 99.2

Revolution Lighting Technologies

Second Quarter 2018 Earnings

August 2, 2018 at 11:00 a.m. Eastern

CORPORATE PARTICIPANTS

Robert LaPenta – Chairman, Chief Executive Officer and President

Jim DePalma – Chief Financial Officer

PRESENTATION

Operator

Good morning. Welcome to the Revolution Lighting Technologies Second Quarter 2018 Earnings Conference Call. Please note that this event is being recorded. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero.

Before we begin, we would like to advise you that some of the information discussed in this conference will contain forward-looking statements. These statements involve risks, uncertainties and assumptions that are difficult to predict and such forward-looking statements are not a guarantee of performance. The company’s actual results could differ materially from those contained in such statements.

Several factors could cause or contribute to those differences. These factors are described in detail in the Risk Factors and other sections of our annual report on form 10-K and quarterly reports on form 10-Q which are on file with the SEC. These forward-looking statements speak only as of the date of this call. The company undertakes no obligation to publicly update any forward-looking statements based on new information or revised expectations.

Today’s discussion also includes non-GAAP financial measures. We believe these metrics will help investors assess the operating performance of our core business. Please see the press release for a reconciliation of the non-GAAP measures to most comparable GAAP measures.

After today’s presentation there will be an opportunity to ask questions. To ask a question you may press star then one on your telephone keypad. To withdraw your question please press star, then two.

I would now like to turn the conference over to Robert LaPenta, Chairman, Chief Executive Officer and President. Please go ahead.

Robert LaPenta

Thank you very much. Good morning, everyone and thank you for joining our Second Quarter Earnings Conference Call. We reported sales of $36.5 million and adjusted EBITDA of $1.7 million. While we are below our expectations regarding our second quarter results, we’re excited about the progress we’ve made in positioning the company for what we believe will be a great second half and beyond.

Over the last quarter we reduced expenses and as a result we’ve lowered our breakeven to approximately $31 million, so the second half should see very healthy profitability. We restructured our marketing group, we eliminated non-performing people and we’ve added some people that are going to greatly enhance the management and performance of our marketing, both our agent network and our internal resources.

Regarding our internal resources, we’ve restructured them and they’re now in verticals. We have one vertical of the government, another vertical of national accounts, another vertical of retail, so on down the line. We’re excited about this new marketing group and we think it’s really going to start showing results very quickly.

We created an internal operating group made up of our division presidents and led by the COO of our Value Lighting Group, Dan O’Neal. This group will now coordinate all of Revolution’s marketing, manufacturing, purchasing, development and maximize the synergies within Revolution Lighting.

Our pipeline is robust as we enter the second half with over $50 million in backlog. This excludes a number of large opportunities that we were selected on to provide the lighting, and in some cases controls, and they slipped to the second half which was basically the whole reason for our underperformance in the second quarter.

Revolution Lighting Technologies

August 2, 2018 at 11:00 a.m. Eastern

The $50 million excludes two large opportunities that we’re really excited about. One is a project in the city of Boston with our partner, Honeywell. The other one is we are right now forming a partnership with a REIT that has over $2.8 billion in property. This will be a milestone event for Revolution Lighting because it will create a pipeline and backlog that will go over many, many years. That’s going to help us in, again, forecasting revenue because our pipeline will grow and it will have these opportunities within it.

A few highlights in the second quarter. We expanded our Simi Valley facilities. We doubled its footprint to 125,000 square feet. They’re ramping up production rapidly and we’re supplying BAA, TAA compliant LED solutions to federal military applications. Some of the ones we’ve won and have completed are VA hospitals, Tinker Air Force Base, Watervliet Arsenal and Paris Island Marine Corps Base.

We completed the initial delivery of our certified LED Navy tubes. We were expecting another buy; we still are expecting another buy. To date the Navy has purchased about 130,000 tubes for its ships. We provided 100,000 of those. We expect there to be another procurement, maybe as much as 150,000 in the very near future. We think we’re well positioned to bring that in and perform on that in the second half.

An exciting item I’ll point out. We have developed a prototype for the Federal Aviation Administration. This is a product that will be unique and there’s really only one other competitor in the US that has a product that may qualify for this application. We’re going to find out over the next month or two whether we have been selected. This will basically retrofit all of the airports in the country with LEDs with laser output and tremendous reliability. This is an item that I asterisked and we’re going to be following up with this over the near term, but this is a very, very exciting opportunity.

Over the past quarter or so we’ve developed and released several new products, Eco area lights, TA tubes, in-panel fixtures, Single-Barrel LED Troffers; these have received excellent reviews and our customers are excited about these new products which really expand our product line and enable us to bid on bigger percentages of opportunities as they present themselves.

We want to position a multi-year program for a large box retailer; there was an award earlier in the year. Like the Navy, we expect there to be another award in the second half and we believe, again, we’re well positioned to get at least a percentage of that award. We’ve expanded our marketing efforts to assisted living facilities, senior housing and hospitality verticals. We’re seeing a lot of interest in those groups and we’ve been successful in booking a number of those opportunities.

We’ve expanded our leading position in schools, and we booked another six additional school projects in New Jersey and New York and also in Connecticut where we have booked and performed the entire Stamford school system. We’ve also provided LED solutions for universities including Arizona State.

We entered our second half, our guidance for the third quarter are revenues between $40 million and $42 million. We expect full-year to be in the $160 million to $170 million range. We’re trying to be extremely conservative in providing guidance. If everything falls into place we should be able to exceed the lower end of that number, but again, everything has to fall into place. We expect free cash flow resulting from reduced working capital and profit in the second half of $10 million to $12 million.

With that, I’ll turn it over to Jim to give you some more color on the numbers and then we’ll open it up for questioning.

Revolution Lighting Technologies

August 2, 2018 at 11:00 a.m. Eastern

Jim DePalma

Thank you, Bob. As Bob said, we’ve issued our press release this morning and I will take you through the financial highlights. Revenue for the quarter was $36.5 million versus our guidance of approximately $40 million. Overall for the first half we were around 4% off our expectations and when you compare the first half of $70 million to the $74 million we did last year it was about 4% as well.

Bob has just addressed the reasons for the shortfall, which primarily relates to activity moving the second half. Our gross profit margin for the quarter 32.5%, then for the half it was 33% for the first half compared to 32.5% for the first half last year. We’ve now experienced and see real stability in pricing across all of our product categories, so we’re comfortable that the margins should stay about where they are through the end of the year.

Adjusted EBITDA for the quarter was $1.7 million compared to our expectations which were going to be in the $2.7 million for the quarter. Overall our adjusted EBITDA for the first half was $2.7 million compared to $2.8 million for the first half last year. In this regard as we continue to invest in research and development—Bob talked about some of the things that we’re working on—and continue to invest in research and development efforts to focus on product applicability and to ensure we maintain the highest level of product quality, we are laser-focused on streamlining our overall operations across the board.

As Bob noted, we’ve made great strides and we’ll continue to improve the effectiveness of business development, marketing and sales efforts and operational delivery, at the same time, reducing the levels of our operating infrastructure in order to drive down costs.

Reported GAAP net loss for the quarter was $2.2 million or $0.10 per share versus $1 million and $0.03 for the same period last year. For the first half the net loss was $4.3 million or $0.20 compared to last year of [indiscernible] or $0.27 loss.

As Bob noted we expect revenue to be in the $40 million to $42 million range for the third quarter with EBITDA in the 6% to 8% range. Our cash use and operating activities for the quarter and first half primarily relate to working capital increases due to lower payables and accrued liabilities. In this regard we have worked to and have obtained much better terms regarding some of our product purchases. As a result, we expect immediate favorable results in our cash flow for the second half.

We expect free cash flow for the second half to be in the $10 million to $12 million range due to increased EBITDA and as a result of the recent changes we’ve addressed regarding operations, improved performance and inventory, accounts receivable management and better vendor terms.

Back to you, Bob.

Robert LaPenta

Thanks, Jim. With that we’ll open it up for questions.

QUESTIONS AND ANSWERS

Operator

At this time, if you would like to ask a question, please press the star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press the star, then two.

Our first question will come from Craig Irwin with Roth Capital Partners. Please go ahead.

Revolution Lighting Technologies

August 2, 2018 at 11:00 a.m. Eastern

Craig Irwin

Good morning and thanks for taking my questions. Bob, can you walk us through maybe in a little bit more detail the push-outs on the quarter? How big were the individual jobs? What was the approximate number of jobs that got pushed from second quarter to third quarter? Are these projects that are funded by the customer where we know the funding is secure for the customers to take deliveries in the second half?

Robert LaPenta

Thanks, Craig. Yes, we with our partner, Honeywell, and with another partner on these opportunities, PowerSecure, we are the selected LED lighting provider. Honeywell has won these jobs; in fact, I think they may have even announced them. We were expecting the programs to begin in the second quarter, maybe in the middle month of the second quarter. They’ve slipped to the right. They are about to be turned on.

Honeywell was as frustrated about these as we are, and they’re large projects. I don’t want to give a lot of detail; I haven’t discussed the disclosure of this with them, but the city of Boston, Massachusetts where we’re going to be doing a lot of the lighting in the municipal facilities, it’s a big program. Again, we are the selected LED provider on this program, so we expect it to be turned on very quickly. That was one of the reasons that our Tri-State, which is where this opportunity is performed, and maybe Energy Source, their sales reflect most of the slip that we’re talking about from our $40 million guidance to $36.5 million.

The other opportunity, and we did not have this in our forecast, is a partnership opportunity with a large REIT. I won’t tell you their name, but they have over $2.8 billion of real estate. This would be a partnership that’s made in heaven. We would retrofit their properties, enhance the value, enhance the look and appearance of their properties and we would do it on a scheduled basis.

We’re now presenting our plans for a number of opportunities that they’ve asked us to look at. You can imagine you’re probably talking 2.7 million square feet of real estate, that if we become a partner with them this will be a pipeline item that will take us out well into the future.

So there were a number of opportunities that have slipped. We have not lost anything. In fact, we’re in a much stronger position today than we were at the beginning of the year. One of the things I mentioned—we’re creating here at Revolution I think is a differentiated company. There are hundreds if not more companies in this space. We’re a company now that has—we are one of the only two suppliers of Navy products in the United States. We believe this is going to be a pipeline of $10 million to $15 million a year in revenue that’s going to go on for extended period along with our penetration into bases, army barracks, and veterans’ facilities. This is an exciting market for us and we’re a leader we believe in the government space.

The FAA opportunity would be another big differentiator for us and we would be one of only two qualified, certified FAA providers. You can only imagine how big this would be where we would retrofit all of the airport runways in the country over a period of time, so we’re really excited about that.

I think our third differentiator is our controls. We were all at Light Fair, we all saw the controls. The only thing that really differentiated companies at Light Fair I think were controls. Everybody says the same thing; they all have the best products, they all have the best service, all of their products are competitive, they’re reliable. Controls was really the highlight of Light Fair.

We did an audit and I walked away believing after really auditing a number of our competitors’ capabilities that we truly have the best control capability. It is easily implemented, it reduces a lot of the hardware

Revolution Lighting Technologies

August 2, 2018 at 11:00 a.m. Eastern

you typically need in a lot of control applications. In fact, after Light Fair I gave our lead engineer on the program a raise and asked him to sign a non-compete. This is really a big differentiator for us where I’m happy we were able to book our first opportunity in senior care housing.

We’re also going to be marketing this to OEMs where we think there’s really an exciting licensing opportunity for our control technology. Overall, I think we’re well positioned. I mentioned this group that we formed. They’re now going to put together our marketing and we’re going to share marketing resources from different divisions around the company.

For instance, Tri-State may have an opportunity in multi-family housing. They’re going to bring in Value marketing people to help them secure and perform on that opportunity. The same thing with Tri-State with Value. They’re going to provide marketing resources to Value in assisted living and schools. There are a lot of schools in Texas and Georgia where Value operates and has offices. We’re excited about this whole sharing, product development, marketing; we’ve really come a long way in the past quarter, quarter and a half.

Again, we’re excited about the second half. Things fall into place we’re going to have a very, very profitable—and revenue we’re talking about north of $90 million in the second half.

Jim DePalma

The only thing I would like to add there, when we were estimating the second quarter we had identified a couple of projects, actually there were three or four of them, a number of large hospitals and one multi-use facility which was a large turnkey project. We expected that that would be signed and we would begin work on that in the second quarter. It was signed in the second quarter, but the work as a matter of fact began in the month of July. So, we’ll see that revenue in the third quarter.

Robert LaPenta

And it’s a nice [indiscernible]. These are pretty nice-sized projects.

Jim DePalma

I hope we covered your—

Craig Irwin

No, that was great. That was great.

Robert LaPenta

The key point is we did not lose these opportunities. Our pipeline really has never been bigger and more robust. The opportunities that caused this shortfall were not losses, but opportunities that we’re now working on and we expect to have a major impact in our second half.

Craig Irwin

Thank you for that. Thank you for that. The second thing I wanted to bring up is the expansion at Simi Valley. You guys have uncanny timing getting the Simi Valley expansion on line. Building Buy America product ahead of 25% tariffs instead of 10% tariffs. Can you maybe talk to us a little bit about customer engagement, whether or not the tariffs actually directly benefit this facility? Will you potentially see the ability to deliver non-military out of this facility? How does this play out for Revolution?

Robert LaPenta

It plays out very well, Craig. The TAA, BAA capability in that facility is now being sought after by even some of our competitors where they’re coming to us. In fact, we recently signed an agreement with a company that I will not name to private label their BAA, TAA products. Our manufacturers in China are working with us, and we do not believe—and I’m not going to go into a lot of details—we do not believe that that tariff is going to have a significant, if any, impact on the components that we bring.

Revolution Lighting Technologies

August 2, 2018 at 11:00 a.m. Eastern

Getting back to the US space, we’re finding that not only does the military and government want TAA, BAA qualified products, we’re finding that companies, maybe following the Trump mantra of Made in America, they’re coming to us looking for those kinds of quality products with American components. Our facility and our group out there has ramped up production seamlessly and they’re doing a great job. We’re really excited about that. Again, we think it’s going to bring us opportunities that we didn’t even envision when we set it up.

Jim DePalma

But along those lines the facility has gone from a distribution facility to a manufacturing facility to an area where we have a clean room where we can do our own drivers and boards. So, we’re poised to really take advantage of the significant—and when we talk about significant, over the last month or two we have gotten calls from a lot of large companies, a lot of service providers, when can you have the BAA and TAA tubes ready or the flat panels, or the high bays or the other kinds of lighting that you have? When can we have them? We need them. So, we’re optimistic and we don’t have anything in our third quarter with respect to this other than what we know is in pipeline.

Craig Irwin

Great, thank you for that. Third thing I wanted to ask about is the Navy. It was a great order to land in the first quarter; 100,000 tubes. You were saying the next order could be as big as 150,000. What determines the timing of this order? Is this something that’s already in very active discussions and pricing is understood? Is there a final RP [ph.] process that has to take place? Or, is there some other gating factor that’s influencing the release of the order to Revolution?

Robert LaPenta

Well, in fact we had a conference call the day before yesterday with our prime who is one of only a couple that are on the contract that is required to submit bids on this proposal. They took us through what’s transpired and they believe that the Navy really has to be running short on these products. Most of ours have been installed, they’re operating, and the customer loves them.

There’s two programs; there’s the large buy that DLA issues an RFP, we respond to it and that’s the 100,000 tube buy. Then there’s another small program where the Navy can order tubes on a one to five to ten to fifteen bases. We are not on that program, but they are really creeping along where typically they buy 20,000 or 30,000 or 40,000 tubes a month on that program. They’ve only bought 30,000 tubes since April, so we believe that they’re now going to have to make up.

Again, our prime believes that the requirement for the Navy is probably 300,000 or 400,000 tubes a year. So, we are now contacting our customer to try to get a little more color on where the process is. But again, we believe the Navy has to make a buy in the second half.

Craig Irwin

Thank for you that, Bob. I’ll hop back in the queue at this point.

Operator

Our next question is from Amit Dayal with HC Wainwright. Please go ahead.

Amit Dayal

Thank you. Good morning, Bob. Good morning, Jim. Just following up on the prior question around tariffs. If some of this were to go through from a component point of view, do you have alternate sources of supply for parts that were probably coming from China?

Revolution Lighting Technologies

August 2, 2018 at 11:00 a.m. Eastern

Robert LaPenta

The answer is yes and thank you for that question. Yes, we have again, through our BAA, TAA manufacturing capability we have gone to and surveyed a lot of companies, looked at a lot of their components. It will be a quality and cost tradeoff, but again I’ll repeat we do not believe the categories for our components are going to be impacted by the 25% that you’re reading in the papers. Our manufacturers in China are working with us. We do not believe it’s going to impact in any material way our component pricing. Again, it’s not going to impact our gross margins.

Jim DePalma

But we are prepared if something changes in that regard and it gets higher. I think, as Bob indicated, we’ve spent some time making sure that we’re going to be able to manufacture products and deliver products to our customers at reasonable prices without regard to whatever happens.

Amit Dayal

Understood. This $50 million in backlog, is this all expected to be shipped during the remainder of 2018?

Robert LaPenta

I would say substantially all of it, yes.

Amit Dayal

Understood. You’ve talked about bringing operating costs down now. In terms of us seeing some leverage in the business, going forward for at least the next two quarters, can we see operating costs continue to come in at the levels we saw in the second quarter?

Robert LaPenta

Well we made a number of reductions during the second quarter, so the second quarter expense level does not reflect the benefit of the actions that we took. On an annualized basis I would say we took out north of $1.5 million of expense without sacrificing quality or performance. Now you’re going to start seeing that come through in the third quarter and the second half of the year.

Jim DePalma

Right, so our SG&A fixed costs will continue to come down to the extent that revenues go up. There’s some variability there, but we’re not going to reduce our R&D expenditures to the extent that we need to keep the quality of our products going, to the extent there are opportunities like the FAA and other things. We’re going to continue investing in our research and develop to make sure we’re ahead of the curve. SG&A expenses are targeted and, as Bob indicated, poor performers won’t stay and good performers will be incentivized to continue to perform.

Robert LaPenta

Again, and I’ll repeat it only because I think it’s really important, this company is differentiated from many of our competitors. Our BAA, TAA capability is now bringing us orders and benefits and partnerships. Again, I mentioned we’re now private labelling a large competitor’s products in BAA and TAA. Our control capability we believe is leading in the space. We’re one of only two Navy and government providers with certified products.

The FAA opportunity could be a game changer for us that we’re really very excited about. In addition to that, there are things that we can talk about for a long time. We are now looking at an opportunity—you know, the revolution has begun in LED lighting. If you look at the different commercial, industrial, government, the different market verticals, national accounts, we’re still looking at penetration that’s less than 10%.

Revolution Lighting Technologies

August 2, 2018 at 11:00 a.m. Eastern

There’s another interesting opportunity we’re working on. If you consider residential, the penetration in residential is less than 5% and you can only imagine the size of that market. Now we are working on a partnership with a group that has an online LED supply capability where we will provide samples of various LEDs, PARs, BR20s, 30s, 40s, A19s. We’ll send them to the customer, the customer will then on their own now come up with the LEDs that they require to retrofit their houses. They will send the kit back and online they will order.

We think this is a very, very exciting opportunity. Again, we’re with a customer that we think is a leader in this space and we’re excited about that. So, there are a lot of a differentiators in our company that we think are really going to start showing themselves and improve performance going forward.

Amit Dayal

Just in regards to the exposure to the real estate and housing markets. It looks like we’re ratcheting that up a little bit just from the commentary on the call today, but the headlines coming in from the space seem like there is a slowdown expected in the sector. How do you reconcile some of your efforts in trying to grow into that market if there are headwinds coming up?

Robert LaPenta

Yes, the markets we’re in are not seeing any slowdowns. In fact, our Value group says the activity they’re seeing is higher than whatever it’s been in the past. There’s going to be no reduction in the Dallas-Fort Worth or Texas area. We’re now opening an office in Florida, and you can only imagine with the aging baby boomers, Florida is one of the highest building states in the country.

Atlanta, the same thing goes for Atlanta. Phoenix, the same thing goes for Phoenix and San Francisco. When you couple that with now us going into senior living and healthcare facilities, and this group would be the beneficiary to a great extent of this partnership I’m talking about with this REIT that has $2.8 billion of real estate. So again, all signs that we’re seeing are pointing in the right direction and we are not expecting a meaningful slowdown any time soon.

Amit Dayal

Just one last one from me. In regard to this FAA opportunity, is there a timeline of the next steps in terms of moving forwards receiving any orders or awards from this—

Robert LaPenta

Yes. We’re meeting with the president of our customer at 1:30 today; he’s coming to our office. We’ve provided them with samples, our Simi engineering group has done a phenomenal job here. As you can imagine these are products that are going to require the highest quality and capabilities in inclement weather, laser sensors. We’re meeting with him today and we’re going to get a lot more color on the timing. We believe that we’ll be able to get these products certified within the next 60 to 90 days.

Then the FAA is going to select between our prime, who basically has been sole source with the FAA for a long period of time. They now have one competitor, but they believe they’re well positioned and they’re going to be successful in this opportunity. Hopefully we’ll have more color; we’ll either disclose it before our next earnings release or during next earnings conference call.

Amit Dayal

That’s all I have. Thank you so much.

Revolution Lighting Technologies

August 2, 2018 at 11:00 a.m. Eastern

Operator

Again, if you’d like to ask a question, please press star, then one. Our next question comes from Lisa Thompson with Zacks Investment Research. Please go ahead.

Lisa Thompson

Hi. I just wanted to ask one more thing about the FAA stuff. Can you give us an idea of how much a runway light costs? Like what kind of price point is that? And what kind of range of a contract would you get for an airport? Like, based by runway or something. Then just talk about how big is that opportunity versus, say, the Navy.

Robert LaPenta

Hi. Well, again we think the Navy should be $10 million to $15 million a year. We believe that maybe 50% of their ships have been retrofitted and there are 300 ships in the Navy, and that doesn’t include the Coast Guard and other services.

This opportunity—and because of competition or whatever, these are much more expensive than lights that would be provided for non-FAA requirements. You can only imagine the quality and reliability issues that are imposed on these products by the FAA. You’d never want a plane to go on to a runway in dense fog and rain and inclement weather without having the optimal lighting capability performing on those runways.

We think they’re going to retrofit these lights very quickly. You can only imagine the amount of runways that you’re talking in the country. Then this is going to be something that will expand to overseas. If we become certified, and we believe we will, because we’ve provided a product that we believe meets all of the specs that the FAA has required and we’re really excited about that.

Lisa Thompson

Does that also let you then sell to military and internationally?

Robert LaPenta

Yes, yes. Yes, you could even see these being put on aircraft carriers.

Lisa Thompson

Great. Okay, thanks. That’s really all my questions.

Robert LaPenta

I hope we have some good things to tell you when we get together next or hopefully in a release prior to that.

Lisa Thompson

Yes, great. Thank you.

CONCLUSION

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Revolution Lighting Technologies for any closing remarks.

Robert LaPenta

Again, I’d like to thank everyone for joining this conference call. We truly are well positioned, we believe, for the second half. We have a lot of unique capabilities that many of our competitors do not have. So, we’re excited about where we are and hopefully we’re going to get to the third quarter and I’m going to talk to you about exceeding our numbers.

Revolution Lighting Technologies

August 2, 2018 at 11:00 a.m. Eastern

With that, I’ll leave you and look forward to talking to you then.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Revolution Lighting Technologies

August 2, 2018 at 11:00 a.m. Eastern